Exhibit 99.1

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this offering memorandum and in the information incorporated by reference herein are forward-looking statements within the meanings of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will,” “should,” “would,” “could,” “hope” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and various operating assumptions and predictions as to future facts and conditions, each of which may be difficult to accurately make and involve the assessment of events beyond our control, and are subject to inherent risks and uncertainties. Caution must be exercised in relying on forward-looking statements. Our actual results may differ materially from the forward-looking statements contained or incorporated by reference in this offering memorandum. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in this offering memorandum. These factors should not be construed as exhaustive and should be read with the other cautionary statements contained in and incorporated by reference into this offering memorandum.

Among the factors that may cause actual results to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•                  adverse market, economic or other industry conditions;

•                  changes in collateralized loan obligation spreads, management fees and/or other compensation arrangements;

•                  a failure to grow our assets under management;

•                  an inability to replicate historical results in new product lines;

•                  a reduction in the amount or value of assets under management and a corresponding reduction in the fees that we earn;

•                  the restrictions our outstanding recourse indebtedness places on our business and our ability to access the capital markets;

•                  limitations on the amount that can be collected under the guarantees;

•                  an inability to attract or retain qualified personnel, including members of the senior management team and key investment professionals;

•                  our incentive-based revenue structure, which may incentivize us to pursue speculative investments;

•                  our use of leverage;

•                  the incurrence of additional debt;

•                  risks associated with our entry into warehouse agreements;

•                  volatility in our quarterly and annual results;

•                  our use of estimates in valuing our assets and liabilities;

•                  an inability to maintain an effective system of internal control over financial reporting;

•                  loss of our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•                  the complexity of the accounting rules applicable to our business, including the use of judgments and assumptions of our management under such rules;

•                  a failure to develop effective business continuity plans;

•                  the significant influence that our largest stockholder, DFR Holdings, LLC, exercises over our business and the election of our directors;

•                  the occurrence of a change of control;

•                  any impairment of our goodwill or other intangible assets;

•                  future litigation;

•                  extensive regulation of our business creates the potential for significant liabilities and penalties, and changes to the legislative or regulatory scheme applicable to us could result in additional burdens;

•                  European legal investment considerations, including with respect to risk retention;

•                  governmental and central bank action with respect to the financial industry;

•                  changes to tax laws;

•                  the volatility of our cash flows as a result of the incentive-based revenue payable to our asset management subsidiaries or their affiliates;

•                  unanticipated terminations of our investment or collateral management agreements;

•                  inadequate liquidity;

•                  impact of U.S. federal rules and regulations and those of other jurisdictions, including with respect to risk retention;

•                  defaults, downgrades or depressed market values of the collateral underlying the collateral loan obligations we manage or have invested in;

•                  the potential suspension of most of the restrictive covenants and corresponding events of default contained in the indenture;

•                  the triggering of structural protections built into certain of the collateral loan obligations we manage;

•                  the failure of our asset management subsidiaries to comply with investment guidelines set by their respective clients or other agreements to which they are a party;

•                  trading errors by our asset management subsidiaries;

•                  our asset management subsidiaries’ reliance on third-party distribution marketing channels;

•                  the riskiness of certain of our investments, including subordinated and mezzanine notes of collateralized loan obligations; and

•                  our status as a “controlled company” within the meaning of NASDAQ rules.

The forward-looking statements contained in this offering memorandum are made as of the date hereof and the forward-looking statements incorporated by reference herein are made as of the date of such statements, and we do not undertake any obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date of any such statement. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

OFFERING MEMORANDUM SUMMARY

The following is a brief summary of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should read this offering memorandum and the information incorporated by reference herein completely, including our consolidated financial statements and the related notes included in our Annual Report for the year ended December 31, 2014 (the “2014 Form 10-K”) and our Quarterly Report for the period ended June 30, 2015 (the “Second Quarter Form 10-Q”), and the “Risk Factors” included elsewhere in this offering memorandum. For a more detailed description of the notes, see the section entitled “Description of the Notes.”  Unless the context otherwise requires, we refer to CIFC Corp. as “CIFC” and to CIFC and its subsidiaries, including the Guarantors, as “we,” “us,” “our,” “our company” or “the Company.”  All capitalized terms used in this section and not otherwise defined in this Offering Memorandum Summary have the meanings given to them to in “Description of the Notes.”

Our Company

Overview

CIFC is a Delaware corporation headquartered in New York City. We are a fundamentals-based, relative value, alternative credit manager. Our primary business is to provide investment management services for investment products. We manage assets for various types of investors, including pension funds, hedge funds, other asset management firms, banks, insurance companies and other types of institutional investors around the world.  According to Moody’s Investor Service, we were the second largest U.S. CLO manager as measured by AUM as of June 30, 2015.

Fee earning assets under management (“Fee Earning AUM” or “AUM”) refers to principal balance, net asset value or value of assets managed by us on which we earn management and/or incentive-based revenue. Our AUM primarily comprises collateralized loan obligations (“CLOs”). In addition, we manage credit funds, separately managed accounts (“SMAs”), and other-loan based products (together, with credit funds and SMAs, “Non-CLO products,” and together with CLOs, “Funds”). We manage these credit products through opportunistic investment strategies where we seek to generate both current income and capital appreciation, primarily through senior secured corporate loan investments (“SSCLs”) and, to a lesser extent, other investments. We also manage collateralized debt obligations (“CDOs”) which we do not expect to manage in the future. We have four primary asset management subsidiaries: CIFC Asset Management LLC, Columbus Nova Credit Investments Management, LLC, CypressTree Investment Management, LLC and Deerfield Capital Management LLC (“DCM”), as well as certain other relying advisers (collectively, the “Advisers”).

We have three primary sources of revenue: management fees, incentive-based revenue and investment income. Management fees are generally based on a percentage of a Fund’s AUM. Incentive-based revenue is earned based on the performance of the Funds and for certain Funds includes performance-based or preferred allocation of income and gains from such Fund, or “carried interest.” Investment income represents interest income, as well as realized and unrealized gains and losses on investments in Funds sponsored by us and those sponsored by third parties.

Each of the Guarantors will unconditionally guarantee the performance of all obligations of CIFC under the indenture and the notes on an unsecured basis.  As described below, the PTP Parent will be a Guarantor of the notes. The obligations of each Guarantor in respect of its guarantee will be limited as necessary to purport to prevent the guarantees from constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

Core Asset Management Activities

We establish and manage investment products for various types of investors, including pension funds, hedge funds, other asset management firms, banks, insurance companies and other types of institutional investors located around the world. We earn management fees and incentive-based revenue from our investment products as follows:

CLOs — The management fees and, in certain cases, incentive-based revenue paid to us by these investment products are our primary sources of revenue. Management fees on CLOs are generally paid on a quarterly basis for as long as we manage the products and typically consist of senior and subordinated management fees based on the principal balance or value of the assets held in the investment product. In certain cases, CLOs also provide that incentive-based revenue be paid to us based on the returns generated for certain investors.

Management fees and incentive-based revenue paid for the management of CLOs, in general, consist of the following (before fee sharing arrangements, if any):

•                                                                  Senior management fees (payable before the interest payable on the debt securities issued by such CLOs) that generally range from 15 to 20 basis points annually on the principal balance of the underlying collateral of such CLOs.

•                                                                  Subordinated management fees (payable after the interest payable on the debt securities issued by such CLOs and certain other expenses) that generally range from 20 to 35 basis points annually on the principal balance of the underlying collateral of such CLOs.

•                                                                  Incentive-based revenue varies based on the terms of each CLO and is generally paid after certain investors’ returns exceed an internal rate of return hurdle. Upon achievement of this hurdle (generally 12%), the manager is paid a percentage (generally 20%) of residual cash flows in excess of the hurdle.

Non-CLO products — We also earn management fees based on AUM and, in certain cases, incentive-based revenue on our credit funds and SMAs, which may differ from product to product.

Legacy CDOs — Management fees on the CDOs we manage also differ from product to product, but in general consist of a senior management fee (payable before the interest payable on the debt securities issued by such CDOs) that ranges from 5 to 25 basis points annually of the principal balance of the underlying collateral of such CDOs, and a subordinated management fee (payable after the interest payable on the debt securities issued by such CDOs and certain other expenses) that ranges from 5 to 35 basis points annually of the principal balance of the underlying collateral of such CDOs. Only a limited number of the CDOs we manage pay subordinated management fees. We do not expect to manage additional CDOs in the future.

Investment Approach

Our investment processes are overseen by our Investment Research and Portfolio Management & Trading teams. Under our analytical framework, each new investment opportunity for one of our investment products is first screened and, if it passes initial review, subsequent to any additional analysis and due diligence requested at the initial screening, is then voted on by our Investment Committee. Our investment team includes over 30 professionals with an average 12 years of credit experience. Our investment team is led by Co-President, Steve Vaccaro, who has 37 years of relevant credit experience and has been with us since our inception. Our top three senior credit analysts average 19 years of relevant experience, and our Head of Investment Research and Head of Special Situations average 26 years of credit experience. When evaluating the suitability of an investment opportunity, subject to an account’s individual investment objectives and parameters, our evaluation process typically includes:

•                                          employing underwriting discipline based on (i) fundamental credit analysis, which assesses each borrower’s debt servicing capability, (ii) fundamental value, (iii) loan to value and (iv) identifying and selecting investment candidates whose enterprise value is robust and durable;

•                                          utilizing internally developed risk ratings and risk assessment models based on individual obligor assessment, without undue reliance on credit rating agencies;

•                                          diversifying investment portfolios by avoiding concentration imbalances, through on-going active portfolio management and with the utilization of proprietary credit analytic tools; and

•                                          continuously re-assessing and adjusting these portfolios by identifying relative value differentials, market inefficiencies and technical imbalances.

When any weakness is identified in an existing portfolio investment, we evaluate whether to sell or hold such investments to maximize our recovery. Our Portfolio Management & Trading team works closely with our Investment Research team from the date an investment is made until the time it is exited in an effort to ensure that performance of each investment is closely monitored and our clients’ investment objectives are met.

Competitive Advantages

Seasoned Management Team; Consistent Returns

We have a seasoned investment team of over 30 professionals averaging 12 years of credit experience.  Our 10-member investment committee averages 24 years of experience through multiple credit cycles.  Our disciplined investment and risk management philosophy and processes have delivered consistent returns to both pre- and post-crisis investors.  Our Funds currently are invested in approximately 500 borrowers across various industries and sectors.  The breadth and depth of the Funds’ collective investment portfolios provides valuable insight to the investment team as they assess potential new investments and actively manage their existing exposures.

Active Trading Strategy

We employ an active trading strategy to manage risk and to optimize relative value in the Funds’ investment portfolios.

Access to New Issue Allocations

Our dedicated coverage of sell-side banks and private equity sponsors, together with our size and reputation in the market, drives strong new issue allocations as well as the opportunity, in some instances, to provide feedback on deal structures before general syndication.

Scalable Business Model

We believe that we have a scalable business model built on a robust and highly customized technology platform.  We expect the infrastructure and systems we have in place to facilitate our ability to grow AUM through the issuance of new CLOs and other investment vehicles.  We have issued four new CLOs so far in 2015 for a total of approximately $2.1 billion of new AUM. According to Moody’s Investor Service, we were the second largest U.S. CLO manager as measured by AUM as of June 30, 2015.

Technology-Driven Efficiencies

The pervasive use of technology throughout our investment, trading and risk management teams delivers real-time information to the entire investment and trading teams, promotes information sharing across the entire organization and facilitates consistent implementation of processes.

Business Strategy

Continued Issuance of New CLOs

U.S. CLO issuance has been steadily increasing since the financial crisis and is now above pre-crisis levels.  We believe that demand for CLOs will continue with an expected rise in interest rates that will favor floating rate bonds over fixed rate bonds.  Market participants expect 2015 CLO issuance to be below 2014 levels. While we expect our CLO issuance levels for 2015 to be below 2014 levels, we expect our issuance levels to be substantially similar to our 2013 levels and that we will issue the same number of new CLOs in 2015 as we issued in 2014.  As mentioned above, we have issued four new CLOs so far in 2015 for a total of approximately $2.1 billion of new AUM. We have appointed underwriters, opened warehouses and initiated asset aggregation for two additional CLOs that we expect to close in the fourth fiscal quarter of 2015 and the first fiscal quarter of 2016, respectively. We have also completed the refinancing of two of our CLOs in 2015.

We are focused on maintaining our strong level of post-financial crisis CLO issuance that continues to more than replace our pre-crisis CLO AUM.  We believe that the advent of risk retention in the U.S. (i.e., the requirement that CLO managers hold, throughout the life of each CLO they manage, a 5% exposure to the risk of that CLO, either directly or through a consolidated affiliate) will lead to compression in the number of managers able to issue new CLOs, resulting in tighter spreads on CLO bonds and greater “arbitrage,” and that managers like CIFC with strong balance sheets, track records and market reputations will benefit.

Grow Our Non-CLO Business

Our other principal focus is growing our non-CLO AUM. To date we have launched two Funds that pursue a total return strategy.  The first of these will reach its three year anniversary before the end of 2015 and we expect to be able to significantly broaden the target investor base for that vehicle thereafter. Performance for both vehicles year to date has substantially exceeded certain relevant benchmark indices.

Expand Structured Product Fund Offerings

We have also launched two structured product Funds that are nearly fully invested.  We believe that there remains additional market opportunity to pursue the strategies undertaken by these Funds.

Broaden Credit Product Offerings

We continue to examine additional avenues to further utilize our existing platform to broaden our U.S. credit product offering, such as middle market lending and corporate debt trading strategies.  These strategies, if implemented, may be pursued through private funds or permanent capital vehicles.

Expand Outside the U.S.

We also continue to monitor developments outside the U.S. for attractive long-term investment and business-building opportunities. Among the opportunities that we are considering is a CLO business in Europe.

Recent Events

Proposed PTP Conversion

On July 28, 2015, CIFC announced that its board of directors (the “Board”) approved a reorganization plan (the “Proposed PTP Conversion”) to convert CIFC’s top-level form of organization from a corporation to a limited liability company that would be taxed as a partnership for U.S. federal income tax purposes. The Proposed PTP Conversion is intended to bring the operations and structure of CIFC in line with other publicly traded alternative asset managers and allow CIFC to operate in a more tax-efficient manner compared to its current structure.  The Proposed PTP Conversion remains subject to final approval by the Board, the approval of CIFC’s stockholders and other customary conditions.  Stockholders of CIFC holding at least a simple majority of CIFC’s outstanding shares must vote in favor of the Proposed PTP Conversion in order to satisfy the requisite stockholder approval.  DFR Holdings, LLC (“DFR”), which held approximately 74% of the outstanding shares of CIFC’s common stock as of September 25, 2015 (excluding shares that may be purchased upon the exercise of warrants held by DFR), has indicated that it currently intends to vote its shares in favor of approving the Proposed PTP Conversion.  See “—Proposed PTP Conversion.”

Company Information

Our principal executive offices are located at 250 Park Avenue, 4th Floor, New York, New York 10177 and our telephone number is (212) 624-1200.

PROPOSED PTP CONVERSION

As of the date of this offering memorandum, CIFC is incorporated as a Delaware corporation and its common stock trades on NASDAQ under the trading symbol “CIFC.”  We currently operate our business through our asset management, investment and other subsidiaries, and the consolidated financial statements of CIFC included and incorporated by reference herein include the financial statements of our wholly owned subsidiaries, the entities in which we have a controlling interest (“Consolidated Funds”) and variable interest entities (“VIEs” or “Consolidated VIEs”) for which we are deemed to be the primary beneficiary, which include certain CLOs and warehouse vehicles that we manage (collectively, the “Consolidated Entities”).  The diagram below (which omits certain intermediate holding companies) depicts our current simplified organizational structure:

By December 31, 2015, we expect to complete the Proposed PTP Conversion pursuant to which, through a series of transactions, we will convert our top-level form of organization from a corporation to a limited liability company intending to operate so that it will qualify to be treated as a partnership for U.S. federal income tax purposes. The Proposed PTP Conversion has been approved by the Board, but remains subject to final approval by the Board, the approval of the common stockholders of CIFC and other customary conditions.  Stockholders of CIFC holding at least a simple majority of CIFC’s outstanding shares must vote in favor of the Proposed PTP Conversion in order to satisfy the requisite stockholder approval. DFR Holdings, LLC, which held approximately 74% of the outstanding shares of CIFC’s common stock as of September 25, 2015 (excluding shares that may be purchased upon the exercise of warrants held by DFR), has indicated that it currently intends to vote its shares in favor of approving the Proposed PTP Conversion.

The Proposed PTP Conversion will be implemented through a series of steps including, among other things, CIFC entering into an agreement and plan of merger (the “PTP Merger Agreement”) with (i) CIFC LLC, a newly formed Delaware limited liability company (the “PTP Parent”) which, prior to the merger (the “PTP Merger”), will be a direct, wholly owned subsidiary of CIFC, and (ii) CIFC Merger Corp., a newly formed Delaware corporation (“PTP Merger Sub”) which, prior to the PTP Merger will be an indirect, wholly owned subsidiary of CIFC and a direct, wholly owned subsidiary of the PTP Parent.  Pursuant to the PTP Merger Agreement, CIFC would be merged with and into PTP Merger Sub with CIFC continuing as the surviving entity, and as a direct, wholly owned subsidiary of the PTP Parent.  Upon consummation of the Proposed PTP Conversion, shares of common stock (and other securities convertible into common stock) of CIFC will be converted into the right to receive an equal number of common shares (and similar convertible securities) representing limited liability company interests in the PTP Parent, and the PTP Parent’s common shares will be listed on the NASDAQ Stock Market under the ticker symbol “CIFC.”

Following the Proposed PTP Conversion, the PTP Parent intends to operate so that it will qualify to be treated as a partnership for U.S. federal income tax purposes and will hold the equity interests of CIFC and certain existing holding entities (collectively, the “PTP HoldCos”).  In addition, CIFC will distribute ownership of one or more subsidiary entities that hold investments in CLOs and other Consolidated Entities to the PTP Parent.  Accordingly, the PTP Parent will operate and control all of the material business and affairs of CIFC and the PTP HoldCos, and will consolidate the financial results of CIFC, the PTP HoldCos and the Consolidated Entities.  The diagram below (which may omit certain intermediate holding companies) depicts our anticipated simplified organizational structure following the Proposed PTP Conversion, including the PTP Merger:

Following the Proposed PTP Conversion, we expect that CIFC, which will become an indirect, wholly owned subsidiary of PTP Parent as a result of the Proposed PTP Conversion, will continue to hold the equity interests of our domestic asset management subsidiaries and that one or more PTP HoldCos will hold the equity interests of our domestic investment subsidiaries.  One or more newly formed PTP HoldCos not reflected in the diagram above would be formed to hold and conduct any non-U.S. investment advisers, and other non-U.S. fee-generating business that we may own or acquire in the future, if any, and to hold non-U.S. investments.

As further described in “Description of the Notes,” following the Proposed PTP Conversion:

•                                          CIFC will continue to be the primary obligor in respect of the notes and the PTP Parent will continue to be a Guarantor of the notes;

•                                          CIFC may designate any Restricted Entity other than the PTP Parent as a Non-Guarantor Entity if the Consolidated Total Assets of such Restricted Entity, together with the Consolidated Total Assets of all then-existing Non-Guarantor Entities designated pursuant to the Indenture on a combined and Consolidated basis, would not represent 10% or more of the PTP Parent’s Consolidated Total Assets as of the end of the most recently completed fiscal quarter;

•                                          the financial metrics for the incurrence of Indebtedness and ability to make Restricted Payments under the Indenture will be measured with reference to the PTP Parent, CIFC and the other Restricted Entities, in lieu of CIFC and its Restricted Subsidiaries;

•                                          the PTP Parent will become the reporting entity for purposes of the informational reporting requirements contained in the Indenture;

•                                          any action required to be taken by the Board of Directors or any officer of CIFC may be taken by the Board of Directors or any officer of the PTP Parent; and

•                                          the applicable Change of Control Triggering Events will be tested at the PTP Parent level, rather than at the CIFC level.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data as of and for the periods presented. This information should only be read in conjunction with the “Use of Proceeds” ; and “Capitalization,” contained elsewhere in this offering memorandum, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Second Quarter Form 10-Q and 2014 Form 10-K, each of which is incorporated by reference into this offering memorandum, as well as our consolidated financial statements and the notes related thereto which are filed as a part of the Second Quarter Form 10-Q and the 2014 Form 10-K. The summary historical financial data for the years ended December 31, 2014 and 2013 have been derived from our audited consolidated financial statements, which are incorporated by reference from the 2014 Form 10-K. The summary financial data for the six months ended June 30, 2015 and 2014 were derived from our unaudited consolidated financial statements, which are incorporated by reference from the Second Quarter Form 10-Q. The consolidated financial data for the year ended December 31, 2012 was derived from our audited consolidated financial statements that are not included, or incorporated by reference, in this offering memorandum. Our consolidated financial statements include the financial statements of the Consolidated Entities.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	(in thousands, except per share amounts)
	2015	2014(1)	2014(1)	2013(1)	2012(1)
Management and incentive fees	$3,299	$2,990	$4,868	$8,400	$10,696
Net interest income from investments	2,364	194	790	333	226
Total net revenues	5,663	3,184	5,658	8,733	10,922
Expenses:
Employee compensation and benefits	16,034	14,544	28,805	23,002	18,938
Stock-based compensation	2,668	881	2,692	7,487	4,157
Professional services	3,722	1,752	7,259	5,277	6,221
General and administrative expenses	4,813	4,434	10,686	7,557	5,946
Depreciation and amortization	4,490	6,015	11,421	15,541	17,931
Impairment of intangible assets	742	—	—	3,106	1,771
Restructuring charges	—	—	—	—	5,877
Total expenses	32,469	27,626	60,863	61,970	60,841
Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments	2,225	2,527	2,474	1,822	2,308
Net gain (loss) on contingent liabilities	(1,290)	(1,758)	(2,932)	1,644	(11,452)
Corporate interest expense	(1,294)	(2,953)	(4,236)	(5,865)	(5,912)
Net gain on the sale of management contract	—	228	229	1,386	5,772
Strategic transactions expenses	—	—	—	—	(657)
Other, net	—	—	—	(2)	(421)
Net other income (expense) and gain (loss)	(359)	(1,956)	(4,465)	(1,015)	(10,362)
Operating income (loss)	(27,165)	(26,398)	(59,670)	(54,252)	(60,281)

Net results of Consolidated Entities	49,426	86,128	69,505	169,869	(168,380)
Income (loss) before income taxes	22,261	59,730	9,835	115,617	(228,661)
Income tax (expense) benefit	(12,915)	(19,241)	(22,158)	(18,782)	(10,750)
Net income (loss)	9,346	40,489	(12,323)	96,835	(239,411)
Net (income) loss attributable to non-controlling interest in Consolidated Entities	(2,815)	(33,810)	20,704	(73,464)	230,712
Net income (loss) attributable to CIFC	$6,531	$6,679	$8,381	$23,371	$(8,699)
Earnings (loss) per share:
Basic	$0.26	$0.32	$0.37	$1.12	$(0.43)
Diluted	$0.25	$0.29	$0.35	$0.98	$(0.43)
Weighted-average number of shares outstanding
Basic	25,291	20,906	22,909	20,801	20,356
Diluted	26,504	26,141	24,168	25,737	20,356

Dividends per Share	$0.20	$0.20	$0.40	$0.20	—

(1)   The statement of operations for the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2014 have been reclassified to conform to the presentation of the six months ended June 30, 2015.

	As of June 30,		As of December 31,
	($ in thousands)
	2015	2014	2014	2013	2012
Selected Balance Sheet Data:
Cash and cash equivalents	$28,369	$22,046	$59,290	$25,497	$47,692
Total assets, including Consolidated Entities	$13,705,878	$12,785,375	$13,148,135	$11,600,188	$10,508,280
Total liabilities, including non-recourse liabilities of Consolidated Entities	$13,112,411	$12,264,867	$12,626,233	$11,292,435	$10,305,563
Total CIFC stockholders’ equity	$180,302	$155,273	$176,320	$151,260	$124,688

	As of June 30,		As of December 31,
	($ in thousands)
	2015	2014	2014	2013	2012
Operating Data:
Total Fee Earning AUM (1)
Post-2011 CLOs	$8,457,581	$5,539,964	$7,402,986	$4,127,951	$1,579,558
Legacy CLOs (2)	4,016,596	5,819,791	4,960,877	6,811,382	9,599,220
Total CLOs	12,474,177	11,359,755	12,363,863	10,939,333	11,178,778
Credit Funds & SMAs (3)	884,713	495,465	593,456	406,857	60,961
Other Loan-Based Products (3)	648,449	716,442	719,170	699,669	605,159
Total Non-CLOs (3)	1,533,162	1,211,907	1,312,626	1,106,526	666,120
Total Loan-Based AUM	14,007,339	12,571,662	13,676,489	12,045,859	11,844,898
ABS and Corporate Bond CDOs (4)	643,303	737,769	687,555	802,821	2,469,141
Total Fee Earning AUM	$14,650,642	$13,309,431	$14,364,044	$12,848,680	$14,314,039

(1)         Fee Earning AUM is based on latest available monthly report issued by the trustee or fund administrator prior to the end of the period, and may not tie back to consolidated GAAP financial statements.

(2)         Legacy CLOs represent all managed CLOs issued prior to 2011, including CLOs acquired since 2011 but issued prior to 2011.

(3)         Management fees for Non-CLO products vary by fund and may not be similar to a CLO.

(4)         We do not expect to manage new CDOs in the future.  Fee Earning AUM on Legacy CDOs is expected to continue to decline as these funds run-off per their contractual terms.

For the Six Months Ended June 30	For the Year Ended December 31,
(in thousands, except ratios)
2015	2014	2014	2013	2012
Other GAAP Financial Data
Depreciation and amortization	$4,490	$6,015	$11,421	$15,541	$17,931
Corporate debt (1)(2)	$120,000	$145,000	$120,000	$145,000	$145,000
Corporate interest expense (1)	$(1,294)	$(2,953)	$(4,236)	$(5,865)	$(5,912)
Net cash provided by (used in)
Operating activities	$59,127	$(576,469)	$(1,268,972)	$(1,049,984)	$(400,196)
Investing activities	$(214,187)	$(114,461)	$(223,191)	$350,081	$(495,135)
Financing activities	$124,139	$687,479	$1,525,956	$677,705	$907,047

Other Non-GAAP Financial Data
Economic Net Income (ENI)	$22,601	$28,401	$36,095	$41,920	$22,184
ENI EBITDA	$24,577	$31,852	$41,603	$48,519	$28,585

Adjusted Consolidated ENI (3)	$18,607	$16,258	$20,448	$24,067	$19,750
Adjusted Consolidated ENI EBITDA (4)	$27,205	$32,591	$44,182	$53,209	$30,607
Consolidated Fixed Charge Coverage Ratio (5) (6)	5.5	x(7)	n/m	6.2	x	n/m	n/m
Total Consolidated Senior Indebtedness to Adjusted Consolidated ENI EBITDA Ratio (8)	1.0	x(7)	n/m	0.9	x	n/m	n/m

(1)         In July 2014, CIFC’s $25.0 million par value convertible notes were converted into 4.1 million shares of CIFC’s common stock.

(2)         Amounts are based on par value of debt.

(3)         For the definition of Adjusted Consolidated ENI, see “—Description of the Notes—Certain Definitions.”

(4)         For the definition of Adjusted Consolidated ENI EBITDA, see “—Description of the Notes—Certain Definitions.”

(5)         Ratio presented is pro forma giving effect to the offering.  For definition of Consolidated Fixed Charge Coverage Ratio, see “—Description of the Notes—Certain Definitions.”

(6)         Pro forma interest assumes (a) interest on senior notes at three month Libor of 0.28% with a weighted average interest rate of 2.77% on $120.0 million par of junior subordinated notes and (b) interest on $40.0 million par value of senior notes at 8.50%.

(7)         Ratio based upon Adjusted Consolidated ENI EBITDA for the last twelve months as of June 30, 2015 of $38,796.

(8)         Total senior indebtedness includes the pro forma effect of the offering, or $40.0 million in senior notes.

We disclose financial measures that are calculated and presented on a basis of methodology other than in accordance with GAAP as follows:

Economic Net Income (“ENI”) is a non-GAAP financial measure of profitability which management uses in addition to GAAP net income attributable to CIFC Corp. to measure the performance of our core business (excluding non-core products). We believe ENI reflects the nature and substance of the business, the economic results driven by management fee revenues from the management of client funds and earnings on our investments. ENI represents net income (loss) attributable to CIFC Corp. excluding (i) income taxes, (ii) merger and acquisition related items including fee-sharing arrangements, amortization and impairments of intangible assets and gain (loss) on contingent consideration for earn-outs, (iii) non-cash compensation related to profits interests granted by CIFC Parent LLC in June 2011, (iv) revenues attributable to non-core investment products, (v) advances for fund organization expenses and (vi) certain other items as detailed.

ENI EBITDA is also a non-GAAP financial measure that management considers, in addition to net income (loss) attributable to CIFC, to evaluate our core performance.  ENI EBITDA represents ENI before corporate interest expense and depreciation of fixed assets, a non-cash item.

These non-GAAP measures may not be comparable to similar measures presented by other companies, as they are not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies.  In addition, these non-GAAP measures should be considered as an addition to, and not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

ENI and ENI EBITDA are reconciled from net income (loss) attributable to CIFC as determined under GAAP as follows:

	Trailing Twelve Months Ended June 30,	For the Six Months Ended June 30,		For the Year Ended December 31,
		($ in thousands)
	2015	2015	2014	2014	2013	2012
GAAP Net Income (Loss) attributable to CIFC	$8,233	$6,531	$6,679	$8,381	$23,371	$(8,699)
Management fee sharing arrangements (1)	(7,117)	(3,466)	(5,066)	(8,716)	(15,744)	(10,193)
Management fees attributable to non-core funds (2)	(711)	(340)	(442)	(814)	(3,139)	(3,168)
Employee compensation costs (3)	1,272	603	942	1,610	3,767	2,135
Amortization and impairment of intangibles	9,181	4,550	5,517	10,149	17,913	19,213
Net (gain)/loss on contingent liabilities and other (4)	2,463	1,290	1,758	2,932	(1,644)	12,041
Income tax expense (benefit)	15,832	12,915	19,241	22,158	18,782	10,750
Strategic transactions expenses (5)	—	—	—	—	—	657
Restructuring charges	—	—	—	—	—	5,877
Insurance settlement received	—	—	—	—	—	(657)
Other (6)	1,142	518	(228)	395	(1,386)	(5,772)
Total reconciling and non-recurring items	22,062	16,070	21,722	27,714	18,549	30,883
ENI	$30,295	22,601	28,401	36,095	41,920	22,184
Corporate interest expense	2,577	1,294	2,953	4,236	5,865	5,912
Depreciation on fixed assets	1,456	682	498	1,272	734	489
ENI EBITDA	34,328	$24,577	$31,852	$41,603	$48,519	$28,585

ENI	30,295	$22,601	$28,401	$36,095	$41,920	$22,184
Add: Stock-based compensation	4,468	2,628	739	2,579	4,690	2,022
Less: Income taxes (7)	11,966	6,622	12,882	18,226	22,543	4,456
Adjusted Consolidated ENI	22,797	$18,607	$16,258	$20,448	$24,067	$19,750

ENI EBITDA	34,328	$24,577	$31,852	$41,603	$48,519	$28,585
Add: Stock-based compensation	4,468	2,628	739	2,579	4,690	2,022
Adjusted Consolidated ENI EBITDA	38,796	$27,205	$32,591	$44,182	$53,209	$30,607

(1)         CIFC Corp. shares management fees on certain of the acquired CLOs it manages with the party that sold the funds to CIFC Corp. or an affiliate thereof. Management fees are presented on a gross basis for GAAP and on a net basis for non-GAAP ENI.

(2)         For fiscal year 2012, the calculation of ENI has been adjusted to include a reduction attributable to non-core advisory fees. This conforms to the presentation for all other periods presented.

(3)         Employee compensation has been adjusted for non-cash compensation related to profits interests granted to CIFC employees by CIFC Parent LLC and the sharing of incentive-based revenue with certain former employees established in connection with our acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC.

(4)         Adjustments primarily include the elimination of gains (losses) on contingent liabilities during the respective periods.

(5)         These expenses relate to a transaction to enter into a strategic relationship with an affiliate of General Electric Capital Corporation.

(6)         In January 2012, we recognized $5.8 million of gains from the sale of our right to manage Gillespie CLO PLC. We recognized additional gains of $0.2 million, $1.4 million and $0.2 million, from contingent payments collected for the years ended December 31, 2014 and 2013 and for the six months ended June 30, 2014. In addition, (i) for the six months ended June 30, 2015, other included litigation expenses and certain professional fees and (ii) for the year ended December 31, 2014, other included litigation expense.

(7)         Income taxes are based on current year GAAP taxes for the periods presented.

UNAUDITED PRO FORMA FINANCIAL DATA

Under GAAP, we expect that the Proposed PTP Conversion will be accounted for on a historical cost basis whereby the consolidated assets and liabilities of CIFC LLC will be recorded at the historical cost of CIFC Corp. as reflected on CIFC Corp.’s consolidated financial statements. Accordingly, the consolidated financial statements of CIFC LLC immediately following the Proposed PTP Conversion will be substantially similar to the consolidated financial statements of CIFC Corp. immediately prior to the Proposed PTP Conversion. Since the consolidated financial statements of CIFC LLC are substantially similar to those of CIFC Corp., full pro forma and comparative financial information regarding CIFC LLC and its consolidated subsidiaries giving effect to the Proposed PTP Conversion have not been included herein. Below we have included certain limited unaudited pro forma consolidated condensed balance sheet information that highlights those balance sheet accounts that will be adjusted due to the transactions noted above.

Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations

The unaudited pro forma condensed consolidated balance sheet of CIFC Corp. is presented as if the Proposed PTP Conversion had occurred on June 30, 2015. The presentation of unaudited pro forma non-GAAP operating net income and pro forma GAAP net income is presented as if the Proposed PTP Conversion had occurred on January 1, 2014.

Our pro forma financial information is subject to a number of estimates, assumptions and uncertainties and does not purport to reflect the financial condition that would have existed or occurred had such transactions taken place on the date indicated nor does it purport to reflect the financial condition or results of operations that will exist or occur in the future.

You should read this table together with the information under Summary—Summary Historical Consolidated Financial Data included elsewhere in this offering memorandum and the financial statements which are incorporated by reference into this offering memorandum.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2015

($ in thousands)

	As of June 30, 2015
	Historical	Proposed PTP Conversion		Pro Forma(1)
Assets
Deferred tax assets, net	$48,050	$(2,792	)(2)	$45,258
Other assets	178,840	—		178,840
Total assets of Consolidated Entities	13,478,988	—		13,478,988
Total assets	$13,705,878	$(2,792)		$13,703,086
Liabilities and Equity
Liabilities
Deferred tax liability	$—	$—	(2)	$—
Other liabilities	154,901	—		154,901
Total liabilities of Consolidated Entities	12,957,510	—		12,957,510
Total liabilities	13,112,411	—		13,112,411
Equity
Stockholders’ Equity	180,302	(2,792	)(2)	177,510
Non-controlling interests of Consolidated Funds and
Appropriated Earnings (deficit) of Consolidated VIEs	413,165	—		413,165
Total equity	593,467	(2,792)		590,675
Total liabilities and equity	$13,705,878	$(2,792)		$13,703,086

(1)         The pro forma condensed consolidated balance sheet does not include the impact of transaction costs or the realization of gains or losses, for tax purposes, related to the Proposed PTP Conversion.

(2)         Deferred tax balances reflect the transfer of investment income generating assets as part of the contemplated Proposed PTP Conversion.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2015 and For the Year Ended December 31, 2014

($ in thousands, except per share)

	For the Six Months Ended June 30, 2015
	Historical	Proposed PTP Conversion		Pro Forma
Income (loss) before income taxes	$22,261	(250	)(1)	$22,011
Income tax (expense) benefit	(12,915)	3,548	(2)	(9,367)
Net income (loss)	9,346	3,298		12,644
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	(2,815)	—		(2,815)
Net income (loss) attributable to CIFC Corp./CIFC LLC(3)	$6,531	$3,298		$9,829

Earnings (loss) per share—
Basic	$0.26	$0.13		$0.39
Diluted	$0.25	$0.12		$0.37
Weighted-average number of shares outstanding—
Basic	25,291	—		25,291
Diluted	26,504	—		26,504
Outstanding Shares	25,372	—		25,372
Book value per share	$7.11	$(0.11)		$7.00

	For the Year Ended December 31, 2014
		Proposed PTP
	Historical	Conversion		Pro Forma
Income (loss) before income taxes	$9,835	(500	)(1)	$9,335
Income tax (expense) benefit	(22,158)	6,986	(2)	(15,172)
Net income (loss)	(12,323)	6,486		(5,837)
Net (income) loss attributable to noncontrolling interest in Consolidated Entities	20,704	—		20,704
Net income (loss) attributable to CIFC Corp./CIFC LLC(3)	$8,381	$6,486		$14,867

Earnings (loss) per share—
Basic	$0.37	$0.28		$0.65
Diluted	$0.35	$0.27		$0.62
Weighted-average number of shares outstanding—
Basic	22,909	—		22,909
Diluted	24,168	—		24,168

(1)         Represents additional cost of administration and compliance.

(2)         Estimated tax benefit to reflect the Proposed PTP Conversion, with the Company’s top-level form of organization converted from a corporation to a limited liability company as of January 1, 2014.

(3)         CIFC LLC would be formed for the purpose of effecting the Proposed PTP Conversion.

Non-GAAP Financial Measures

The unaudited pro forma reconciliation of GAAP net income (loss) attributable to CIFC Corp. to ENI and ENI EBITDA are presented as if the Proposed PTP Conversion had occurred on January 1, 2014. Our pro forma financial information is subject to a number of estimates, assumptions and uncertainties and does not purport to reflect the financial condition that would have existed or occurred had such transactions taken place on the date indicated nor does it purport to reflect the financial condition or results of operations that will exist or occur in the future. Reconciliation is as follows ($ in thousands):

	For the Six Months Ended June 30, 2015
		Proposed PTP
	Historical	Conversion	Pro Forma
GAAP Net income (loss) attributable to CIFC Corp.	$6,531	$3,298	$9,829
Income tax expense (benefit)	12,915	(3,548)	9,367
Amortization and impairment of intangibles	4,550	—	4,550
Management fee sharing arrangement(1)	(3,466)	—	(3,466)
Net (gain)/loss on contingent liabilities and other	1,290	—	1,290
Employee compensation costs(2)	603	—	603
Management fees attributable to non-core funds	(340)	—	(340)
Other(3)	518	—	518
Total reconciling and non-recurring items	16,070	(3,548)	12,522
ENI	$22,601	$(250)	$22,351
Add: Corporate interest expense	1,294		1,294
Add: Depreciation of fixed assets	682		682
ENI EBITDA	$24,577	$(250)	$24,327

	For the Year Ended December 31, 2014
		Proposed PTP
	Historical	Conversion	Pro Forma
GAAP Net income (loss) attributable to CIFC Corp.	$8,381	$6,486	$14,867
Income tax expense (benefit)	22,158	(6,986)	15,172
Amortization and impairment of intangibles	10,149	—	10,149
Management fee sharing arrangement(1)	(8,716)	—	(8,716)
Net (gain)/loss on contingent liabilities and other	2,932	—	2,932
Employee compensation costs(2)	1,610	—	1,610
Management fees attributable to non-core funds	(814)	—	(814)
Other(3)	395	—	395
Total reconciling and non-recurring items	27,714	(6,986)	20,728
ENI	$36,095	$(500)	$35,595
Add: Corporate interest expense	4,236	—	4,236
Add: Depreciation of fixed assets	1,272	—	1,272
ENI EBITDA	$41,603	$(500)	$41,103

(1)         CIFC Corp. shares management fees on certain of the acquired CLOs it manages (shared with the party that sold the funds to CIFC Corp. or an affiliate thereof). Management fees are presented on a gross basis for GAAP and on a net basis for Non-GAAP ENI.

(2)         Employee compensation and benefits has been adjusted for non-cash compensation related to profits interests granted to CIFC Corp. employees by CIFC Parent Holdings LLC and sharing of incentive fees with certain former employees established in connection with the Company’s acquisition of certain CLOs from Columbus Nova Credit Investments Management, LLC.

(3)         For the six months ended June 30, 2015, Other includes litigation expenses and certain professional fees. For the year ended December 31, 2014, Other includes litigation expenses of $0.6 million, which was partially offset by additional gains from contingent payments collected on the 2012 sale of the Company’s rights to manage Gillespie CLO PLC of $0.2 million.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should consider carefully the following risks involved in investing in the notes, as well as the other information contained or incorporated by reference in this offering memorandum, before deciding whether to purchase the notes. In particular, you should carefully consider, among other things, the matters discussed below and under “Risk Factors” in our 2014 Form 10-K and our Second Quarter Form 10-Q.  The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the notes could decline substantially, and you may lose part or all of your investment. This offering memorandum also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this offering memorandum and the documents incorporated by reference herein.  See “Disclosure Regarding Forward-Looking Statements.”

Risks Related to the Notes

Our business operations may not generate the cash needed to service our indebtedness, including the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. There can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the notes, or to fund our other liquidity needs, or at all.

The indenture governing the notes imposes significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities and, if we fail to comply with such restrictions, could result in an event of default under the indenture.

The indenture governing the notes imposes significant operating and financial restrictions on us. These restrictions, subject to certain exceptions, limit our ability to, among other things:

•                  pay dividends or make other distributions on, or redeem or repurchase, capital stock;

•                  make certain investments;

•                  incur certain liens or certain debt;

•                  transfer or sell certain assets and subsidiary capital stock;

•                  enter into transactions with affiliates;

•                  alter the business that we conduct;

•                  designate our subsidiaries as unrestricted subsidiaries; and

•                  enter into mergers, consolidations and sales of substantially all of our or our subsidiaries’ assets.

As a result of these restrictions, we are limited as to how we conduct our business and we may be unable to finance our future operations or capital needs or engage in other business activities that may be in our interest. The terms of any future indebtedness we may incur could include more restrictive covenants. Our ability to comply with these covenants may be affected by events beyond our control. There can be no assurance that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers and/or amend the covenants in order to avoid an event of default.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

We have outstanding subordinated notes issued under two junior subordinated indentures (the “Junior Subordinated Notes”), each of which contain certain provisions relating to events of default. If there was an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. There can be no assurance that our assets or cash flows would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected. Furthermore, if we are unable to repay, refinance or restructure any future secured indebtedness, the holders of such debt could proceed against the collateral securing that indebtedness, and we could be forced into bankruptcy or liquidation. In addition, any event of default or declaration of acceleration under one debt instrument could also result in a cross-default under one or more of our other debt instruments.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the Notes—Optional Redemption.” CIFC may redeem prior to            , 2020, at our option, all or part of the notes upon not less than 10 nor more than 60 days’ prior notice (with a copy to the trustee) at a redemption price equal to the sum of (i) 100% of the principal amount of the notes to be redeemed, plus (ii) the Applicable Premium (as defined in “Description of the Notes—Optional Redemption”) as of the date of redemption, plus (iii) accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after         , 2020, we may redeem, at our option, all or part of the notes upon not less than 10 nor more than 60 days’ prior notice (with a copy to the trustee) at certain redemption prices, expressed as percentages of the outstanding principal amount thereof, together with any accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), at the redemption price applicable to the corresponding twelve-month period set forth under “Description of the Notes—Optional Redemption.”  We may redeem the notes at times when the prevailing interest rates may be relatively low.

In addition, until             , 2020, CIFC may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes with the proceeds from one or more public equity offerings at a redemption price equal to          % of the aggregate principal amount of the notes to be redeemed (such percentage to be equal to 100% plus the annual coupon on the notes), plus accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of each such redemption, and provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Accordingly, you may not be able to reinvest the proceeds of any such redemption in a comparable security at an effective interest rate as high as that of the notes.

The notes and related guarantees are unsecured and are effectively subordinated to our secured indebtedness.

The notes and related guarantees are not secured by any of our assets and therefore are effectively subordinated to the claims of any secured debt holders to the extent of the value of the assets securing our secured indebtedness. The indenture governing the notes will permit us to incur additional senior secured indebtedness, the holders of which will be entitled to the remedies available to a secured lender.  In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, there can be no assurance that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

Despite our current indebtedness level, we may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial indebtedness.

As of June 30, 2015, CIFC had $120.0 million of unsecured indebtedness outstanding under its Junior Subordinated Notes. The terms of the indenture governing the notes permit us to incur substantial additional indebtedness in the future, including secured indebtedness. If we incur any additional indebtedness that ranks equal to the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. In particular, the terms of the indenture allow us to incur a substantial amount of incremental debt which ranks equal to the notes, including various amounts of debt permitted under the definition of “Permitted Indebtedness” in the Description of the Notes. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

The notes and related guarantees are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The notes and related guarantees are structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, including their trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, are generally entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness by us and our restricted subsidiaries, such limitations are subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation on the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes or that you will be able to transfer or resell notes without registration under applicable securities laws.

The notes are a new issue of securities for which there is no established public market. The initial purchaser has advised us that it presently intends to make a market in the notes after completion of the offering, as permitted by applicable laws and regulations. However, the initial purchaser is not obligated to make a market in the notes, and may discontinue its market-making activities at any time without notice. Therefore, there can be no assurance that an active market for the notes will develop or, if developed, that it will continue. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. The liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Historically, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that the market, if any, for the notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from the initial offering price depending upon prevailing interest rates, the market for similar notes, our performance or other factors.

Under the Registration Rights Agreement applicable to the notes, we will be required, on or before the 180th day following the initial issuance of the notes, to use our commercially reasonable efforts to consummate exchange offers or, if required, to register the notes for resale under the Securities Act. There can be no assurance that all of the notes will be freely tradable without a restrictive legend after the exchange offers or that we will be successful in having any such registration statement declared effective by the SEC. See “Exchange Offer; Registration Rights.”

There are restrictions on your ability to transfer or resell the notes without registration under applicable securities laws.

The notes are being offered and sold pursuant to an exemption from registration under U.S. federal and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction exempt from the registration requirements of U.S. federal and applicable state securities laws or pursuant to an effective registration statement, and you may be required to bear the risk of your investment for an indefinite period of time.

Under the Registration Rights Agreement, CIFC will agree to file the exchange offer registration statement with the SEC and to use its commercially reasonable efforts to cause such registration statement to become effective with respect to the exchange notes. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to restrictions described under “Exchange Offer; Registration Rights”) by each holder of the exchange notes with no need for further registration. However, each series of exchange notes will constitute a new issue of securities with no established trading market. An active trading market for the notes or any notes issued in the exchange offers may not develop or be sustained.

We may not be able to finance a change of control offer required by the indenture.

Pursuant to the indenture governing the notes, we are required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount outstanding, plus accrued and unpaid interest, upon a change of control. The source of funds for any such purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new equityholders. There can be no assurance that sufficient funds from such sources will be available at the time of any change of control to make required purchases of notes tendered. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes and the indenture will not allow such repurchases. Our failure to offer to purchase all the notes or to purchase all validly tendered notes would be an event of default under the indenture governing the notes. See “Description of the Notes—Change of Control Triggering Event.”

You may not be able to determine when a change of control triggering event has occurred under the indenture.

Certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. In addition, the definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase

“substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person or entity may be uncertain.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•                  we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•                  payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on our or its business; or

•                  we or any of the guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such indebtedness.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.  If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. As was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by a decision by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, avoidable. See “Risk Factors—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the notes. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

If the notes are rated investment grade at any time by Moody’s, Fitch or Standard & Poor’s, most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by any of Moody’s Investors Service, Fitch Ratings Service, Ltd. or Standard & Poor’s Ratings Services, equals or exceeds Baa3, BBB- or BBB-, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture governing the notes, we will no longer be subject to most of the restrictive covenants contained in the indenture. Any restrictive covenants that cease to apply to us as a result of achieving at least one of these ratings will be restored if all such credit rating(s) on the notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments, make distributions and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants are suspended, holders of the notes will have less credit protection than at the time the notes are issued. See “Description of the Notes—Suspension of Covenants.”

Under the terms of the indenture, we are permitted to invest in and make payments to certain CLOs and other investment vehicles that will not be Guarantors of the notes or restricted entities under the indenture, even though such entities may be consolidated for purposes of CIFC’s financial statements under GAAP.

Under the terms of the indenture, we are permitted to invest in and make payments to certain CLOs and other investment vehicles that will not be Guarantors of the notes or restricted entities under the indenture, even though such entities may be consolidated for purposes of CIFC’s financial statements under GAAP.  As a result, such amounts will not be available to make payments on the notes.

Risks Related to Our Business

Our business and financial performance may be adversely affected by market, economic and other industry conditions.

Our business and financial performance may be adversely affected by market, economic and other industry conditions. While the adverse effects of the financial crisis of 2007 to 2010 have abated to a significant degree, global financial markets may continue to experience, significant volatility. In addition, changes to geopolitical situations and fiscal or monetary policies could have unpredictable consequences for credit markets and negatively impact our business.

Periods of difficult market conditions or slowdowns (which may be across one or more industries, sectors or geographies), would increase the risk of default and losses in our Funds. Difficult economic conditions could also adversely affect our operating results by causing (i) decreases in the market value of investments held by our Funds , (ii) a reduction in the size or volume of newly sponsored CLOs and other investment products, (iii) redemptions in our open ended credit funds and SMAs, (iv) decreases in our ability to obtain attractive financings and refinancings that could increase the cost of financing and lead to lower yielding funds which will decrease our net income and (v) a reduction in our AUM, lowering management fees earned on the Funds.

Changes in CLO spreads and an adverse market environment could make it difficult for investment managers to launch new CLOs.

The ability to issue new CLOs is dependent, in part, on the amount of excess interest earned on a new CLO’s investments over interest payable on its debt obligations (also known as a CLO’s “arbitrage”). If the CLO arbitrage is not attractive to potential CLO equity investors we may not be able to sponsor the issuance of new CLOs, which could have a material adverse impact on our business. During the financial crisis of 2007 to 2010, there was a dislocation in the credit markets that significantly impeded CLO formation. Although market conditions have improved, renewed dislocation in credit markets could return and continue for a significant period of time. Renewed dislocation of these markets could adversely impact our results of operations and financial condition.

We operate in highly competitive markets, compete with larger institutions and may not be able to grow our AUM.

The alternative asset management industry is intensely competitive and subject to rapid change. Many firms offer similar and additional asset management products and services to the same types of investors that we target. We currently focus almost exclusively on managing SSCLs and related financial instruments, which is in contrast to numerous other asset managers with comparable AUM, which have significant background and experience in both the equity and debt markets. In addition, many of our competitors have or may in the future develop greater financial and other resources, more extensive distribution capabilities, more effective marketing strategies, more attractive investment vehicle structures and broader name recognition. Many of our competitors are substantially larger than us, have considerably more financial and other resources and may have investment objectives that overlap with ours, which may create competition for investment opportunities with limited supply. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The competitive pressures we face could adversely affect our business, financial condition and results of operations.

Additionally, if other asset managers offer services and products at more competitive prices than us, we may not be able to maintain our current fee structure. Investment strategies and products, including CLOs, that have historically been attractive to investors may lose their appeal for various reasons. In such case, we would have to develop new strategies and products in order to remain competitive. It could be both expensive and difficult for us to develop new strategies and products, and we may not be successful in this regard. Poor performance of our Funds could also make it more difficult for us to raise new AUM. These competitive and other pressures could adversely affect our business, financial condition and results of operations.

Currently, the substantial majority of our investment products are CLOs that cannot be redeemed or terminated by investors unless certain conditions are met or are not yet redeemable or terminable by investors at all. However, with the passage of time or upon the satisfaction of such conditions, these investment products will be redeemed, and we will no longer receive management fees related to these products. In addition, the prepayment of the assets contained in the CLOs we manage and our inability to reinvest the proceeds of such prepayments in accordance with the investment guidelines of the CLOs will reduce the asset base on which our management fees are earned. If we are unable to launch new products and grow AUM to sufficiently replace lost AUM, our revenues will decline.

We may not be able to replicate our historical results as we expand into new product lines.

Financial results and results of operations with respect to any new product lines we pursue, or may pursue at any time in the future, may differ from those of existing investment funds, accounts or other investment vehicles that are or have been managed by CIFC or its subsidiaries. There can be no assurance to investors that we will replicate the historical results achieved by CIFC and its subsidiaries in expanding into new product lines, and we caution investors that our investment returns could be substantially lower than the returns achieved in prior periods in connection with any such expansion. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may not be repeated.

A reduction in AUM will significantly reduce our management and incentive-based revenue and adversely affect our financial performance.

Our success depends on our ability to earn management and incentive-based revenue from the investment products we manage for third party investors. Management fees are predominately earned based on the AUM of the Funds we manage. In certain cases, incentive-based revenue is earned based on the performance of the Funds. If there is a reduction in AUM underlying a Fund, there will be a corresponding reduction in management fees and, if applicable, incentive-based revenue that may be earned. Further, if we are unable to reinvest any proceeds received as a result of the prepayment of a loan held by a Fund we manage because the Fund is out of its reinvestment period, AUM would also decrease. Other factors that could decrease AUM include a forced liquidation, poor investment performance or a downgrade in ratings assigned to the assets and/or portfolios managed.

A reduction in AUM, a reduction in the fees earned or the failure of the Funds to perform well both on an absolute basis and in relation to competing funds may adversely affect our business and financial performance.

Our existing recourse indebtedness and inability to access capital markets could restrict our business activities or adversely affect our financial performance.

As of June 30, 2015, CIFC had $120.0 million of outstanding recourse indebtedness. Its Junior Subordinated Notes, which represent the entire $120.0 million, currently bear interest at a variable interest rate which subjects us to interest rate risk and may increase our debt service obligations if such interest rates increase. In addition, the debt instruments governing our indebtedness contain covenants that may restrict our business activities, and our failure to comply with these covenants could result in a default under our indebtedness. Furthermore, we are permitted by the terms of our Junior Subordinated Notes to incur additional indebtedness, subject to limitations on certain restricted payments under the Junior Subordinated Notes. Our inability to generate sufficient cash flow to satisfy our debt obligations, to refinance our debt obligations or to access capital markets or otherwise obtain additional financing on commercially reasonable terms could adversely affect our financial condition, operating results and cash flows. Additionally, our return on investments and available cash flow may be reduced to the extent that increases in interest rates or other changes in market conditions increase the cost of our financing relative to the income that can be derived from our operations and assets.

Our business could be impaired if we are unable to attract and retain qualified personnel.

We depend on the diligence, experience, skill and network of business contacts of our executive officers and employees for the evaluation, negotiation, structuring and monitoring of our investments and the operation of our business. Additionally, certain of our investment management contracts are tied to the retention of certain key employees. The management of our investment products is undertaken by our Investment Research and Portfolio Management & Trading teams, consisting of various investment research and portfolio management and trading personnel, none of whom are bound by employment agreements. The loss of a particular member or members of such teams could cause investors in the product to withdraw all or a portion of their investment in the product (in the case of open-end products) or adversely affect the product’s performance and the marketing of the product, as well as the marketing of new CLOs and other products, to new investors. In the case of certain Funds, we can be removed as investment adviser upon the loss of specified key employees. In addition to the loss of specific Investment Research and Portfolio Management & Trading team members, the loss of one or more members of our senior management involved in supervising the teams and operating our business could also have adverse effects on our investment products or our business. We have experienced turnover in certain members of our senior management over the past 18 months. If turnover continues, our business and financial performance could be adversely affected. Accordingly, the inability to attract and retain qualified personnel could affect our ability to provide an acceptable level of service to our clients and take advantage of new opportunities, which could adversely affect our business and financial performance.

The loss of our senior management team or key investment professionals could have a material adverse effect on our business.

Our management team is led by our Co-Presidents, Oliver Wriedt and Steve Vaccaro.  Mr. Vaccaro leads our investments teams and has 37 years of relevant credit experience. Our top three senior credit analysts average 19 years of relevant experience. The Head of Investment Research and Head of Special Situations average 26 years of credit experience. Our success depends on our ability to retain these and other key members of our senior management and investment teams, who possess substantial experience in the management of the Company and investing and have been primarily responsible for the investment performance we have achieved. In particular, we depend on our portfolio managers. Because of the long tenure and stability of our portfolio managers, the clients of our investment vehicles generally attribute the investment performance we have achieved to these individuals. While we have generally experienced very few departures among our portfolio managers, there can be no assurance that this stability will continue in the future. The departure of a portfolio manager could cause clients to withdraw funds from the investment products he or she manages, which would reduce our AUM.  In addition, the management agreements applicable to certain CLOs that we manage give investors in such CLOs a contractual right to terminate and replace the Adviser upon the departure of certain key individuals.

A reduction in AUM resulting from the loss of key investment professionals would result in a decline in investment advisory fees and, if we were not able to reduce our expenses sufficiently, our net income, and these reductions could be material. The departure of an investment product’s portfolio manager also could cause clients to refrain from allocating additional funds to such investment product or delay such additional funds until a sufficient track record under a new portfolio manager or managers has been established. This would have a negative effect on the future growth of our AUM.

The loss of any of these key professionals, including our Co-Presidents, top three senior credit analysts, Head of Investment Research and Head of Special Situations, as well as other key members of our senior management and investment teams, could limit our ability to successfully execute our business strategy and may prevent us from sustaining the financial and operational performance we have achieved or adversely affect our ability to retain existing and attract new client assets and related revenues.

We may leverage our assets and a decline in the fair value of such assets may adversely affect our financial performance.

We may leverage the assets underlying our investment products through borrowings, generally through warehouse facilities, limited recourse secured loans, derivative instruments such as total return swaps, securitizations (including the issuance of CLOs) and other borrowings. Certain leverage we may employ may have market value-based lending triggers, such that lenders may require the posting of additional collateral to support the borrowing if asset prices decline. If additional collateral is not posted, we may have to rapidly liquidate assets underlying these investment products, which we may be unable to do on favorable terms or at all. Even after liquidating assets, we may still be unable to post the required collateral, further harming liquidity. A reduction in credit availability may reduce our earnings, liquidity and available cash.

We expect to enter into warehouse agreements in connection with our potential investment in and management of CLOs, which may expose us to substantial risks.

In connection with our potential investment in and management of new CLOs, we expect to enter into warehouse lending agreements with warehouse loan providers such as banks or other financial institutions, pursuant to which the warehouse provider will finance the purchase of investments that will be ultimately included in a CLO. For CLOs these investments are primarily comprised of SSCLs rated below investment grade. Securities rated below investment grade are often referred to as “leveraged loans” or “high yield” securities, and may be considered “high risk” compared to debt instruments that are rated investment grade. We will typically select the investments in the warehouse subject to the approval of the warehouse provider. If the relevant CLO transaction is not issued or consummated, as applicable, the warehouse investments may be liquidated, and we may be required to pay any amount by which the purchase price of the investments exceeds its sale price and may be liable for certain of the expenses associated with the warehouse or planned CLO. In addition, regardless of whether the CLO is issued or consummated, if any of the warehoused investments are sold before such issuance or consummation, we may have to bear any resulting loss on the sale. The amount at risk in connection with a warehouse agreement will vary and may not be limited to the amount, if any, that we invest in the related CLO upon its issuance or consummation, as applicable. Although we would expect to complete the issuance of a particular CLO within six to nine months after establishing a related warehouse, we may not be able to complete the issuance within such expected time period or at all.

Our quarterly and annual results could fluctuate and may not be indicative of our future quarterly or annual performance.

Our quarterly and annual operating results could fluctuate; therefore investors should not rely on past quarterly or annual results to be indicative of our performance in future quarters or years. Factors that could cause our quarterly and annual operating results to fluctuate include, among other things, timing of the recognition of incentive-based revenue, variations in fair value determinations of our assets and liabilities, impairments on our intangible assets (including goodwill), changes in interest rates affecting our interest income and interest expense, distributions from our investments in CLOs and private funds and provision for income taxes.

Because the values we record for certain investments and liabilities are based on estimates of fair value made by our management, we are exposed to substantial risks.

Some of our investments and liabilities are not publicly traded and the fair value of such investments and liabilities are not readily determinable. Each of these carrying values is based on an estimate of fair value by our management. Management reports the estimated fair value of these investments and liabilities quarterly, which may cause our quarterly operating results to fluctuate. Therefore, our past quarterly results may not be indicative of our performance in future quarters. In addition, because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments and liabilities existed and we may be unable to realize the carrying value upon a sale of these investments.

Loss of CIFC’s exclusion from registration under the 1940 Act, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our shares.

CIFC relies primarily on section 3(a)(1)(C) for its exclusion from the registration requirements of the 1940 Act. This provision requires that CIFC neither engage nor propose to engage in the business of investing, reinvesting, owning, holding or trading in securities nor own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities,” as defined under the 1940 Act, excludes U.S. government securities and securities of majority-owned subsidiaries that rely on the 40% Test. If CIFC fails to meet its current exemption and another exemption is not available, CIFC may be required to register as an investment company. If CIFC was to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on its capital structure and ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business.

The accounting rules applicable to certain of our transactions are highly complex and require the application of significant judgment and assumptions by our management. In addition, changes in accounting interpretations or assumptions could impact our financial statements.

Accounting rules for consolidations, income taxes, business acquisitions, transfers of financial assets, securitization transactions and other aspects of our operations are highly complex and require the application of judgment and assumptions by our management. The consolidation of variable interest entities (“VIEs”) is subject to periodic reassessment which could lead to the deconsolidation of previously consolidated entities or the consolidation of entities that were previously not required to be consolidated. Deferred tax assets are subject to the establishment of a valuation allowance in the event management concludes that the tax benefits of certain timing differences may not be realized. Business acquisitions require the valuation of assets acquired and liabilities assumed. Assets acquired include intangible assets, including goodwill that will be subject to periodic testing and evaluation for impairment. These complexities could lead to a delay in the preparation of our financial information. In addition, changes in accounting rules, interpretations or assumptions could materially impact the presentation, disclosure and usability of our financial statements.

Failure to develop effective business continuity plans could disrupt our operations and cause financial losses.

We operate in an industry that is highly dependent on information systems and technology. We face various security threats, including cyber security attacks to our information technology infrastructure that are intended to gain access to our proprietary information, destroy data or disable, degrade or sabotage our systems. These security threats could originate from a wide variety of sources, including unknown third parties outside CIFC. There can be no assurance that the various procedures and controls we utilize to mitigate these threats will be sufficient to prevent disruptions to our systems. If any of these systems do not operate properly or are disabled for an extended period of time or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our businesses, liability to our investors, regulatory intervention or reputational damage. In addition, our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth or an increase in costs related to such information systems, could have a material adverse effect on us.

We depend to a substantial degree on the availability of our office facilities and the proper functioning of our computer and telecommunications systems. Although we have established a significant disaster recovery program, including pursuant to which (i) we have a dedicated offsite location for certain key staff and (ii) data is backed up at a secured off-site location and is accessible remotely, a disaster, such as water damage to our office, an explosion or a prolonged loss of electrical power, could materially interrupt our business operations and cause material financial loss, regulatory actions, reputational harm or legal liability.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, which could harm our reputation, adversely impact the trading price of our common stock or cause current and potential stockholders to lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Failure to achieve and maintain an effective internal control environment, could also cause investors to lose confidence in our reported financial information and could have a material adverse effect on our credit rating. Any failure to maintain such internal controls in the future could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and NASDAQ, we could face severe consequences from those authorities. In either case, it could result in a material adverse effect on our business.

There are inherent limitations in the effectiveness of any control system, including the potential for human error and the circumvention or overriding of the controls and procedures. Additionally, judgments in decision-making can be faulty and breakdowns can occur because of a simple error or mistake. An effective control system can provide only reasonable, not absolute, assurance that the control objectives of the system are adequately met. Accordingly, we do not expect that our control system can prevent or detect all errors or fraud. Finally, projections of any evaluation or assessment of effectiveness of a control system to future periods are subject to the risks that, over time, controls may become inadequate because of changes in our operating environment or deterioration in the degree of compliance with policies or procedures.

DFR Holdings exercises significant influence over us, including through the ability to elect six members of CIFC’s Board of Directors.

As of September 25, 2015, DFR Holdings held approximately 74% of CIFC’s outstanding shares of common stock (excluding shares that may be purchased upon the exercise of warrants held by DFR). Our Third Amended and Restated Stockholders Agreement provides that DFR Holdings has the right to designate six directors to the Board. Other than requirements to support the nomination, election and removal of directors in accordance with our Third Amended and Restated Stockholders Agreement and to support maintaining our status as a “controlled company” under applicable NASDAQ rules, there are no restrictions on DFR Holdings’ ability to vote the common stock owned by them unless there is a conflict of interest. As a result, DFR Holdings, acting alone, currently controls the outcome of any matter submitted for the vote of our stockholders, including the amendment of our organizational documents, acquisitions or other business combinations involving us and potentially the ability to prevent extraordinary transactions such as a takeover attempt. As a result, DFR Holdings indirectly exercises significant influence on matters considered by the Board. DFR Holdings may have interests that diverge from, or even conflict with, our interests and those of our other stakeholders.

We have goodwill and other intangible assets that may become impaired, which could have a material adverse effect on our financial condition and results of operations.

We have goodwill and intangible assets that are tested for impairment on an annual basis, or when facts and circumstances indicate that impairment may have occurred. If these tests indicate that an asset has been impaired, we will recognize a charge to results of operations, which may have a material adverse effect on our financial condition and results of operations.

We are subject to substantial risk from litigation and potential securities laws liability and may face significant damage to our professional reputation as a result of such allegations and negative publicity associated therewith.

Many aspects of our business involve substantial risks of litigation and/or arbitration and from time to time we are involved in various legal proceedings in the normal course of operating our business. From time to time we and our Funds have been and may be subject to class action suits by shareholders. In addition, we may be exposed to liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and other regulatory bodies.

An adverse resolution of any lawsuit, legal or regulatory proceeding or claim against us could result in substantial costs or reputational harm to us, and have a material adverse effect on our financial performance. In addition to these financial costs and risks, the defense of litigation or arbitration may divert resources and management’s attention from operations. Asset managers such as the Advisers also are particularly vulnerable to losing investor interest because of adverse publicity. Accordingly, allegations or an adverse resolution of any lawsuit, legal or regulatory proceeding or claim against us, could materially harm our financial performance.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business. Legislative or regulatory changes could adversely affect us.

The Advisers are heavily regulated as investment advisers, primarily at the federal level. Many of these regulators, including the SEC, as well as state securities commissions, are empowered to conduct examinations, investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of an investment adviser from registration. Even if an investigation or proceeding does not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

Non-compliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market, or the revocation of licenses. Non-compliance with applicable laws or regulations could also adversely affect our reputation, prospects, revenues and earnings.

In addition, changes in current legal, regulatory, accounting, tax or compliance requirements or in governmental policies could adversely affect our operations, revenues and earnings by, among other things, increasing expenses and reducing investor interest in certain products we offer. Additionally, our profitability could be affected by rules and regulations that impact the business and financial communities generally, including changes to the laws governing state and federal taxation.

In July 2010, the U.S. Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which imposes a new regulatory framework over the U.S. financial services industry and the consumer credit markets in general. Section 619 of the Dodd-Frank Act (the “Volcker Rule”) imposes significant restrictions on the proprietary trading activities and other rules and regulations of certain banking entities and subjects other systemically significant organizations regulated by the U.S. Federal Reserve System (the “Federal Reserve”) to increased capital requirements and quantitative limits for engaging in such activities.

The Volcker Rule generally prohibits certain banking entities from engaging in proprietary trading or from acquiring or retaining an ownership interest in, or sponsoring or having certain relationships with, a hedge fund or private equity fund, subject to certain exemptions. Although not required by the final implementing regulations adopted December 10, 2013, an order issued by the Federal Reserve extending the conformance period to July 21, 2015 requires that banking entities develop and implement a conformance plan to terminate prohibited activities and divest impermissible investments by the end of the conformance period, subject to up to two one-year extensions at the discretion of any such banking entity’s appropriate U.S. federal banking regulator upon a determination that an extension would not be detrimental to the public interest.

With respect to CLOs, the Board of Governors of the Federal Reserve has extended until July 21, 2016, and has announced its intention to extend until July 21, 2017 the conformance period for banking entities in connection with their retention of ownership interests in, or sponsorship of, CLOs that were in place as of December 31, 2013. Banks are expected to establish their compliance programs “as soon as practicable and in no case later than the end of the conformance period.” These rules could adversely affect the availability of warehouse financing, the attractiveness of investments in CLOs and Funds we manage and/or the loan market generally.

Section 941 of the Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the CLO market) by requiring that the “securitizer” of asset-backed securities retain at least 5% of the credit risk to the assets collateralizing the asset-backed securities. A final rule has been adopted and will be effective beginning on December 24, 2016 (the “Risk Retention Rules”). While the impact of the Dodd-Frank Act and the Risk Retention Rules on the loan securitization market and the leveraged loan market generally are uncertain, it is possible that any negative impact on secondary market liquidity for CLOs may be experienced at any time, notwithstanding the effective date of the Risk Retention Rules as to new transactions, due to effects of the Risk Retention Rules and the Dodd-Frank Act generally on market expectations and the relative appeal of alternative investments not impacted by the Dodd-Frank Act, the Risk Retention Rules or other factors.

In addition, it is possible that the Risk Retention Rules or the Dodd-Frank Act generally may reduce the number of collateral managers active in the CLO market, which may result in fewer new issue CLOs and reduce the liquidity provided by CLOs to the leveraged loan market generally. A contraction or reduced liquidity in the loan market could reduce our ability to effectively manage CLOs, which in turn could negatively impact the return on the CLOs that we manage and reduce the market value or liquidity of the notes issued by such CLOs. Any reduction in the volume and liquidity provided by CLOs in the leveraged loan market could also reduce opportunities to refinance the notes of CLOs that we manage. Additionally, the Risk Retention Rules as applied to CLOs may result in us having to invest money in CLOs that we manage before or after the effective date of the Risk Retention Rules (including, potentially, in existing CLOs in the event of a refinancing, repricing, additional issuance, or as to which certain other material events occur after such effective date) that would otherwise be available for other uses. While the impact of the Risk Retention Rules on us, the loan securitization market and the leveraged loan market generally are uncertain, the Risk Retention Rules may have an adverse effect on our business.

In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the 1940 Act, and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third party claims and our business could be materially and adversely affected.

Lastly, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our investment products and are not designed to protect our common stockholders. Consequently, these regulations often serve to limit our activities and impose burdensome compliance requirements.

European legal investment considerations and retention requirements could adversely affect us.

Although we do not currently do so, we may in the future invest in or manage CLOs and other investment products in Europe, in which case we may become subject to risks related to the extensive regulation of such businesses within the European Union, and the possibility of further increased regulatory focus. Further, sales of US CLOs to European investors are generally subject to EU risk retention requirements.

On January 1, 2014, Regulation (EU) No 575/2013 (the “Capital Requirements Regulation” or the “CRR”) on prudential requirements for credit institutions and investment firms became effective. Articles 404-410 (inclusive) (“Articles 404-410”) of the CRR apply to new securitizations issued on or after January 1, 2011 and replace, and with certain amendments, re-enact what was previously Article 122a of European Union Directive 2006/48/EC. Articles 404-410 apply to credit institutions and investment firms established in a Member State of the European Economic Area (“EEA”) and consolidated group affiliates thereof (including those that are based in the United States) (each an “Affected CRR Investor”) that invest in or have an exposure to credit risk in securitizations. Articles 404-410 of the CRR impose a severe capital charge on a securitization position acquired by an EEA-regulated institution unless, among other conditions, (a) the originator, sponsor or original lender for the securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest of not less than 5% in respect of certain specified credit risk tranches or asset exposures, and (b) the acquiring institution is able to demonstrate that it has undertaken certain due diligence in respect of its securitization position and the underlying exposures and that procedures are established for such activities to be monitored on an on-going basis. For purposes of Articles 404-410, an EEA-regulated institution may be subject to the capital requirements as a result of activities of its overseas affiliates, including those that are based in the United States. The absence of a commitment by an originator, sponsor or original lender to retain, or commit to retain, a 5% net economic interest in a CLO that we manage, in accordance with Articles 404-410, would be expected to deter Affected CRR Investors from investing in such CLOs.

On June 13, 2014, Delegated Regulation (EU) No. 625/2014 of March 13, 2013 supplementing the CRR (the “Final RTS”) was published in the Official Journal of the European Union. The Final RTS provides greater detail on the interpretation and implementation of Articles 404-410 of the CRR and came into force on July 3, 2014.

On July 22, 2013, EU Directive 2011/61/EU on Alternative Investment Fund Managers (“AIFMD”) became effective. Article 17 of the AIFMD (“Article 17”) required the EU Commission to adopt level 2 measures similar to those in Articles 404-410, permitting EEA managers of alternative investment funds (“AIFMs”) to invest in securitizations on behalf of the alternative investment funds (“AIFs”) they manage only if the originator, sponsor or original lender has explicitly disclosed that it will retain on an ongoing basis, a material net economic interest of not less than 5% in respect of certain specified credit risk tranches or asset exposures and also to undertake certain due diligence requirements. Commission Delegated Regulation 231/2013 (the “AIFMD Level 2 Regulation”) included those level 2 measures. Although the requirements in the AIFMD Level 2 Regulation are similar to those which apply under Articles 404-410, they are not identical. In particular, the AIFMD Level 2 Regulation requires AIFMs to ensure that the sponsor or originator of a securitization meets certain underwriting and originating criteria in granting credit, and imposes more extensive due diligence requirements on AIFMs investing in securitizations than are imposed on institutions under Articles 404-410. Furthermore, AIFMs who discover after the assumption of a securitization exposure that the retained interest does not meet the requirements, or subsequently falls below 5% of the economic risk, are required to take such corrective action as is in the best interests of investors. It is unclear how this last requirement is expected to be addressed by AIFMs should those circumstances arise. The requirements of the AIFMD Level 2 Regulation apply to new securitizations issued on or after January 1, 2011.

In addition, the AIFMD provides that AIFs must have a designated AIFM with responsibility for portfolio and risk management. Although the portfolio and risk management provisions of the AIFMD apply only to EEA AIFMs when managing any AIF, the disclosure and transparency requirements of the AIFMD will apply to any non-EEA AIFs which are to be marketed in the EEA after July 22, 2013 (subject to any applicable transitional period for AIFs which commenced marketing prior to July 22, 2013 and subject to the implementation of the AIFMD under national law). The Financial Conduct Authority (the “FCA”) has issued a policy statement in relation to the implementation of AIFMD in the United Kingdom, which in effect confirms that the FCA regards any issue of debt securities which does not constitute a “collective investment scheme” (within the meaning of section 235 of the Financial Services and Markets

Act 2000) as similarly falling outside the scope of the AIFMD. However, in providing such guidance, the FCA referred to the possibility that the European Securities and Markets Authority (“ESMA”) will, in due course, provide guidance on the meaning of a “securitisation special purpose entity” under the AIFMD. ESMA has not yet given any formal guidance on the application of this exemption. If the AIFMD were to apply to issuers of CLOs as a non-EEA AIF and an issuer engaged in any marketing in the EEA, such issuer would be subject to the disclosure and transparency requirements of the AIFMD, which require, among other things, that investors in the European Union receive initial and periodic disclosures concerning any AIF which is marketed to them; that annual financial reports of the AIF must be prepared in compliance with the AIFMD and made available to investors; that periodic reports relating to the AIF must be filed with the competent regulatory authority in each EU member state in which the fund has been marketed. All or any of these regulatory requirements may adversely affect our ability to achieve our investment objectives with respect to CLOs, and may result in additional costs and expenses to the CLOs that we manage. In addition, it is unclear whether or not a particular issuer would be able to comply with such disclosure requirements. It is also unclear what position will be taken by regulators in other EEA Member States in their interpretation and implementation of the AIFMD.

Requirements similar to the retention requirement in Articles 404-410 and the AIFMD also apply to investments in securitizations by insurance and reinsurance undertakings (following the entry into force of Delegated Regulation (EU) No 2015/35 of 10 October 2014 supplementing the Solvency II Directive (2009/138/EC) (“Solvency II”) on January 18, 2015 (such delegated regulation being the “Solvency II Level 2 Regulation”)) and (once the level 2 measures are adopted under Article 50a (as inserted by Article 63 of the AIFMD) of Directive 2009/65/EC on Undertakings for Collective Investment in Transferable Securities (the “UCITS Directive”)) will also apply to investments in securitizations by funds requiring authorization under the UCITS Directive (such requirements, together with the retention requirements set out in all or any of Articles 404-410, the CRR, Article 17, the AIFMD, the AIFMD Level 2 Regulation, the Final RTS, any further technical standards, any similar or successor laws, any guidelines or other materials published by the EBA in relation thereto and any delegated regulations of the European Commission (in each case including any amendments thereto), being each an “Applicable Regulation” and all of such investors (including, for the avoidance of doubt, AIFMs as referred to above and investors party to liquidity or credit support arrangements provided by a financial institution which is subject to any Applicable Regulation), each an “Affected Investor”).

On September 30, 2015, the European Commission published a draft regulation (the “Draft Regulation”) intended to, among other things, consolidate and modify the risk retention provisions of the Applicable Regulations. The Draft Regulation will apply to securitizations issued after its entry into force (subject to certain grandfathering exceptions) and among other things applies the revised risk retention rules to originators, sponsors and original lenders as well as investors in securitizations.

Although many aspects of all of these requirements remain unclear, Articles 404-410 and any other changes to the regulation or regulatory treatment of CLOs for some or all Affected Investors may negatively impact the regulatory position of individual holders of notes of CLOs and the implementation of these regulatory requirements would be expected to deter Affected Investors from investing in CLOs which could have an adverse impact on the CLOs managed by us.

Actions by U.S. and foreign governments, central banks and other governmental and regulatory bodies attempting to stabilize and strengthen the financial market or their increased focus on the regulation of our industry could have an adverse impact on our business.

In recent years, U.S. and foreign governments, central banks and other governmental and regulatory bodies have taken a number of steps to attempt to stabilize and strengthen the U.S. and global financial markets and economies. In particular, in the U.S., these efforts have included direct government investments in, and guarantees of, troubled financial institutions as well as government-sponsored programs such as the Troubled Asset Relief Program in 2008 and the Emergency Economic Stabilization Act of 2008. In addition, the Dodd-Frank Act imposes new regulations and significant investment restrictions and capital requirements on banking entities and other organizations that are significant to the U.S. financial markets and could increase our costs of operating as a public company. Furthermore, many key aspects of the Dodd-Frank Act will continue to be established by various regulatory bodies and other groups over the next several years. We are not able to predict the impact on our business, results of operations and financial condition of these efforts by U.S. and foreign governments, central banks or other governmental and regulatory bodies or the impact of future regulation of our industry.

Foreign corporate entities in which we have invested could be subject to federal income tax at the entity level, which would greatly reduce the amounts those entities would have available to distribute to us.

From time to time, we invest in investment products managed by the Advisers for our own account. Those investments typically are in the form of interests in our investment vehicles that are structured as offshore entities. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We expect that our foreign corporate investments will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS successfully challenged the qualification of our foreign corporate investment for the exemption from federal income tax described above, that could greatly reduce the amount that our foreign corporate entities would have available to pay to their creditors and to distribute to us.

The Advisers’ incentive-based revenue may increase the volatility of our cash flows, which could adversely affect our financial performance.

Historically, a portion of our revenues have been derived from incentive-based revenue on the various investment products that our Advisers manage. Incentive-based revenue is generally based on the returns generated for certain investors in the investment product. With respect to certain Funds (including CLOs), the Advisers are entitled to incentive-based revenue only if the returns on the related portfolios exceed agreed-upon return targets. Incentive-based revenue, if any, may vary from period to period as a result of volatility in investment returns, causing the Advisers’ cash flows to be more volatile than if they did not manage assets on an incentive-based revenue basis. Adverse credit and capital markets conditions could significantly increase the volatility of the investment products managed by the Advisers and decrease the likelihood that they will earn incentive-based revenue. Also, alternative asset managers typically derive a greater portion of their revenues from incentive-based revenue than traditional asset managers, thus increasing the potential volatility in the Advisers’ cash flows. The volatility in the Advisers’ cash flows and decreases in incentive-based revenue could harm our financial performance.

We derive much of our revenues from investment management agreements that may be terminated on short notice.

We derive a substantial portion of our revenues from investment management agreements that may be terminated on short notice. The “non-call” periods on a significant portion of the CLOs that we manage have elapsed, enabling investors to “call” (i.e., initiate liquidation of) such CLOs on relatively short notice. If a CLO is liquidated, we will cease to earn management fees in respect of such CLO. In addition, with respect to the Advisers’ agreements with certain of the funds they manage, an Adviser can be removed without cause by investors that hold a specified amount of the interests issued by the applicable fund.

Additionally, the Advisers’ agreements with CLOs allow investors that hold a specified amount of securities issued by the CLO to remove the Adviser for “cause,” which typically includes an Adviser’s violation of the management agreement or the related indenture; an Adviser’s breach of its representations and warranties under the agreement; an Adviser’s bankruptcy or insolvency; fraud or the commitment of a criminal offense by an Adviser or its employees; the failure of certain of the CLOs’ performance tests; and willful misconduct, bad faith or gross negligence by the Adviser. These “cause” provisions may be triggered from time to time, and as a result, investors could elect to remove the relevant Adviser as the investment manager of such fund. The termination of an Adviser’s investment management agreements would adversely affect our financial performance.

We may be unable to maintain adequate liquidity to support our ongoing operations and planned growth.

Cash generated from operations may not provide sufficient liquidity to fund our operations and pay general corporate expenses. Declines in the fair value of our assets may also adversely affect our liquidity. If we are unable to maintain adequate liquidity, we may be unable to support our ongoing operations and planned growth, which would have a material adverse effect on our financial condition.

Defaults, downgrades and depressed market values of the collateral underlying CLOs may cause the decline in, and deferral of investment advisory income and the reduction of, AUM.

Under the collateral management agreements between the Advisers and the CLOs they manage, payment of an Adviser’s management fees is generally subject to a “waterfall” structure. Pursuant to these “waterfalls,” all or a portion of an Adviser’s fees may be deferred if, among other things, the CLOs do not generate sufficient cash flows to pay the required interest on the notes they have issued to investors and certain expenses they have incurred.

Deferrals could occur if the issuers of the collateral underlying the CLOs default on or defer payments of principal or interest relating to such collateral. In the past, due to high levels of defaults and delinquencies on the assets underlying certain of the CLOs managed by the Advisers, we have both experienced declines in and deferrals of management fees with respect to such CLOs.

Further, during such periods and pursuant to the waterfalls, the CLOs may be required to repay certain of these liabilities, which repayment would permanently reduce our AUM pursuant to which we can recoup deferred subordinated fees. If similar levels of defaults and delinquencies occur in the future, the Advisers could experience additional declines in, and deferrals of, their management fees.

Additionally, all or a portion of an Adviser’s management fees from the CLOs that it manages may be deferred if such CLOs fail to satisfy certain “over-collateralization” tests. Pursuant to the “waterfall” structure discussed above, such failures generally require cash flows to be diverted to prepay certain of the CLO’s liabilities resulting in similar permanent reductions in AUM and management fees in respect of such CLOs.

Defaulted assets and assets that have been severely downgraded are generally carried at a reduced value for purposes of the over-collateralization tests. In some CLOs, these assets are required to be carried at their market values for purposes of the over-collateralization tests. Due to exceptionally high levels of defaults, severe downgrades and depressed market values of the collateral underlying certain CLOs, the management contracts for which were purchased by the Company during the financial crisis, some CLOs had breached their over-collateralization tests at the date of purchase, and the Advisers have therefore experienced, and may again in the future experience, declines in and deferrals of their management fees with respect to such CLOs which could have a material and adverse effect on us.

The Advisers could lose management income or AUM from the CLOs they manage as a result of the triggering of certain structural protections built into such CLOs.

The CLOs managed by the Advisers generally contain structural provisions including, but not limited to, over-collateralization tests that are meant to protect investors from deterioration in the credit quality of the underlying collateral pool. In certain cases, non-compliance with these structural provisions can lead to events of default under the indenture governing a CLO followed by the acceleration of the CLO’s obligation to repay the notes issued by the CLO and, ultimately, liquidation of the underlying collateral.

In the event of a liquidation of the collateral underlying a CLO, the relevant Adviser will lose AUM and therefore management fees, which could have a material and adverse effect on us. For example, three of the CDOs of asset backed securities that DCM manages have triggered events of default primarily resulting from downgrades of their underlying collateral. The notes issued by these CDOs have been accelerated. However, pursuant to the indentures governing these CDOs, the CDOs will not be liquidated unless either the proceeds of such liquidation will be sufficient to pay off all of the notes issued by the CDO, the accrued management fees and certain administrative expenses or the holders of a supermajority (or, in the case of one of the CDOs that has triggered an event of default but not an acceleration of notes, a majority) of the notes direct the liquidation.

An Adviser’s failure to comply with investment guidelines set by its clients or the provisions of the management agreements and other agreements to which it is a party could result in damage awards against such Adviser and a loss of AUM, either of which could have a material adverse effect on us.

As an investment adviser, each Adviser has a fiduciary duty to its clients. When clients retain an Adviser to manage assets on their behalf, they may specify certain guidelines regarding investment allocation and strategy that such Adviser is required to observe in the management of its portfolios. In addition, such Adviser is required to comply with the obligations set forth in the management agreements and other agreements to which it is a party. Although each Adviser utilizes procedures, processes and the services of experienced professionals to assist it in adhering to these guidelines and agreements, there can be no assurance that such precautions will protect us from potential liabilities. An Adviser’s failure to comply with these guidelines or the terms of these agreements could have a material adverse effect on us.

We could incur losses due to trading errors by the Advisers or misconduct by employees.

The Advisers could make errors in placing transaction orders for investment products they manage, such as purchasing a security for a product whose investment guidelines prohibit the product from holding the security, purchasing an unintended amount of the security, or placing a buy order when an Adviser intended to place a sell order, or vice-versa. If the transaction resulted in a loss for the product, the relevant Adviser might be required to reimburse the product for the loss. Such reimbursements could be substantial. It is also possible that we could be subject to intentional misconduct by our employees or others that could result in severe negative consequences, including financial penalties and reputational harm. These errors and misconduct could affect trades on behalf of the Advisers, which could exacerbate the adverse financial impact on us.

The Advisers depend on third-party distribution channels to market their CLOs.

The Advisers’ CLO management services are marketed by institutions that act as selling or placement agents for CLOs. The potential investor base for CLOs is limited, and the Advisers’ ability to access investors is highly dependent on access to these selling and placement agents. These channels may not be accessible to the Advisers in the future, which could have a material and adverse effect on the Advisers’ ability to launch new CLOs. In addition, the Advisers’ existing relationships with third-party distributors and access to new distributors could be adversely impacted by recent consolidation in the financial services industry, which could result in increased distribution costs, a reduction in the number of third parties selling or placing the Advisers’ CLOs or increased competition to access third-party distribution channels.

Our Funds are subject to various conflicts of interest involving the Advisers, our investment professionals and our other affiliates.

Various potential and actual conflicts of interest may arise from the overall investment activities of the Advisers, our investment professionals and our other affiliates.  The following briefly summarizes some of these conflicts but is not intended to be an exhaustive list of all possible conflicts.

The Advisers currently manage, and expect in the future to continue to manage, multiple funds and private accounts with similar or identical investment objectives and policies, including Funds that may be sponsored by us or our affiliates.  In addition, because such Funds invest principally in loans which are generally subject to early prepayment, such Funds and other accounts may during the applicable reinvestment period have significant amounts of cash that the Advisers will be seeking to invest in the same securities or other assets in which more than one of our other Funds or advisory clients may invest.  If purchases or sales of any securities or other assets for the Funds or advisory clients for which the Advisers or their personnel and affiliates act as investment manager arise for consideration at or about the same time, transactions in such securities or other assets will be made for the respective Funds and advisory clients in a manner that the personnel of such Adviser deem appropriate, taking into account any fiduciary duties and the contractual obligations to such other Funds or advisory clients, given the investment objectives, liquidity, diversification and other limitations of the applicable Funds and advisory clients.  To the extent the transactions on behalf of more than one client of the Adviser or its affiliates during the same period may increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price.  Further, an Adviser or its affiliates may own equity or other securities of issuers of or obligors on collateral obligations of a Fund or other collateral and may have provided and may provide in the future, advisory and other services to issuers of such collateral.

The existence of any real or perceived conflicts of interest could have an adverse effect on our reputation or result in litigation, which may negatively impact future fundraising and business growth, and could adversely impact our results of operations and financial condition.

The Advisers or our other affiliates may, from time to time, possess material non-public information, limiting our investment discretion.

The Advisers’ investment professionals, investment committees or their respective affiliates may serve as directors of, or in a similar capacity with, companies in which we invest. In the event that material non-public information is obtained with respect to such companies, or we became subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us and, consequently, the interests of the common limited partner.  Any such restrictions could adversely impact our results of operations and financial condition.

We may invest in the subordinated and mezzanine notes of CLOs, and such investments involve various risks, including that CLO subordinated notes receive distributions from the CLO only if the CLO generates enough income to first pay the holders of its debt securities and its expenses.

Our assets include investments in subordinated and mezzanine notes of certain CLOs we manage, and we may buy subordinated and mezzanine notes of, or other interests in, other CLOs managed by third parties. The subordinated notes are usually entitled to all of the income generated by the CLO after the CLO pays all of the interest due on the senior and mezzanine notes and its expenses. However, there will be little or no income available to the CLO subordinated notes if there are defaults on the underlying collateral in excess of certain amounts or if the recoveries on such defaulted collateral are less than certain amounts. In that event, the value of our investment in the CLO’s subordinated notes could decrease substantially. In addition, the subordinated notes of CLOs are generally illiquid, and because they represent a leveraged investment in the CLO’s assets, their value will generally fluctuate more than the values of the underlying collateral. We are required to consolidate certain CLOs we manage, however, we have no right to the benefits from, nor do we bear the risk associated with, the assets held by such CLOs, beyond our minimal direct investments and beneficial interests in, and management fees and potential incentive-based revenue generated therefrom.

Our incentive-based revenue structure may incentivize us to pursue speculative investments, use leverage when it may be unwise to do so, or refrain from de-levering when it would otherwise be appropriate to do so.

Our success depends on our ability to earn management fees from the investment products we manage for third party investors in investment vehicles. Such fees generally consist of payments based on the amount of assets in the investment product (known as management fees and/or advisory fees) and, in certain cases, on the returns generated for certain investors in the investment product (incentive-based revenue). The incentive-based revenue that we earn may create an incentive for us to pursue investments on behalf of third party investors that are riskier or more speculative than would be the case in the absence of such compensation arrangement. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns. This may encourage us to use leverage within our investment vehicles to increase the return on the investments, even when it may not be appropriate to do so, and to refrain from de-levering when it would otherwise be appropriate to do so. Under certain circumstances, the use of leverage may increase the likelihood of default by the investment vehicles, which would impair the value of the investments in such vehicles and adversely affect our AUM as well as our management fees and incentive-based revenue.

We may expose ourselves to risks if we engage in hedging transactions.

If we engage in hedging transactions we may expose ourselves to risks associated with such transactions. Such hedging may utilize instruments such as forward contract currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. We may also enter into “market-value” hedges which seek to mitigate market risk related to potential declines in the value of our Funds’ loan portfolios by establishing positions in inversely correlated market, sector or industry indices. Use of these hedging instruments may include counter-party credit risk.

Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate, interest rate or market fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of any hedging transactions we may enter into will depend on our ability to effectively hedge against unpredictable movements in currencies, interest rates and the markets in which we generally operate. For example, the cost of a hedging instrument intended to mitigate against a more narrow range of movement in interest rates will generally be less than that of an instrument designed to mitigate against a larger movement.  Therefore, while we may enter into such transactions to seek to reduce currency exchange rate, interest rate and market risks, unanticipated changes in currency exchange rates or interest rates and unanticipated market movements may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.  It also may not be possible to fully or perfectly hedge against market-driven losses in our Funds’ loan portfolios, as the indices in which we establish market-value hedges are not perfectly correlated with the performance of the portfolios.  Our ability to engage in hedging transactions may also be limited by rules adopted by the U.S. Commodity Futures Trading Commission or equivalent bodies in other jurisdictions.

We elected to become a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements intended to protect public stockholders’ interests.

DFR Holdings controls a majority of the voting power of our outstanding common stock. As a result, we elected to qualify as a “controlled company” within the meaning of the corporate governance standards of the NASDAQ rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•                  the requirement that a majority of our Board consist of independent directors;

•                  the requirement that we have independent director oversight of executive officer compensation; and

•                  the requirement that we have independent director oversight of director nominations.

We have agreed pursuant to our Third Amended and Restated Stockholders Agreement to utilize these exemptions. As a result, our Board does not have a majority of independent directors, and its nominating and corporate governance committee and compensation committee do not consist entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NASDAQ rules.

The Proposed PTP Conversion may not be completed, which may harm our business.

Although the Board has approved the Proposed PTP Conversion, the completion of the PTP Merger and the Proposed PTP Conversion is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the PTP Merger or the Proposed PTP Conversion will be completed. In addition, we reserve the right to defer or abandon the PTP Merger or the Proposed PTP Conversion at any time and for any reason, even if stockholders of CIFC vote to approve the Proposed PTP Conversion and the other conditions to the completion of the Proposed PTP Conversion are satisfied or waived.

While we will continue our operations if the Proposed PTP Conversion is not completed for any reason, our business may be harmed in a number of ways, including an adverse reaction from investors and potential investors, which may reduce future debt or equity financing opportunities and the fact that our costs related to the Proposed PTP Conversion, including legal and accounting fees, have been, and must continue to be, paid even if the Proposed PTP Conversion is not completed.

We are a smaller reporting company and the reduced reporting requirements available to smaller reporting companies may make our securities less attractive to investors.

We are a “smaller reporting company”, as defined in the Securities Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding historical financial statements, reduced executive compensation disclosure requirements in our periodic reports, registration statements, and proxy statements and exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions.  We will remain a smaller reporting company until the beginning of a year in which we would have a public float of $75 million held by non-affiliates as of the last business day of the second quarter of the prior year.

USE OF PROCEEDS

We intend to use the net proceeds from this offering of approximately $38,250,000, after deducting the initial purchaser’s discount and commissions and estimated offering expenses payable by us, together with short-term investments and cash currently on our balance sheet, to comply with new rules promulgated under the Dodd-Frank Act requiring the “securitizer” of asset-backed securities to retain a portion of the credit risk of the assets collateralizing the asset-backed securities and for general corporate purposes, including possible acquisitions. There are no agreements, arrangements or understandings regarding any potential acquisitions as of the date of this offering memorandum. Pending its ultimate use, we may invest the net proceeds from this offering in corporate loans and other investment products managed by the Company.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2015 on a historical basis and on an as adjusted basis to give effect to the Offering. You should read this table in conjunction with ‘‘Use of Proceeds” and “Summary—Summary Historical Consolidated Financial Data” contained herein and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and the related notes thereto incorporated by reference from the 2014 Form 10-K and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our unaudited consolidated financial statements and the related notes thereto incorporated by reference from the Second Quarter Form 10-Q.

	June 30, 2015
	Actual	As Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$28,400	$66,650
Debt:
Long-term debt	120,000	120,000
Non-Recourse Liabilities of Consolidated Entities	12,957,500	12,957,510
Notes Offered Hereby	—	40,000
Less: Discount and Expenses on Notes Offered Hereby	—	(1,750)
Other liabilities (1)	34,900	34,900
Total liabilities	13,112,400	13,150,660
Total Equity	593,500	593,500

Total capitalization	$13,705,900	$13,744,160

(1)                  Includes amounts due to brokers, dividends payable, accrued and other liabilities and contingent liabilities.